CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2025, relating to the financial statements and financial highlights of ClearShares OCIO ETF, ClearShares Piton Intermediate Fixed Income ETF, and ClearShares Ultra-Short Maturity ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pensylvania
September 25, 2025